Exhibit 10.4

RIGHTNOW TECHNOLOGIES, INC.

2004 EMPLOYEE STOCK PURCHASE PLAN

ARTICLE I

INTRODUCTION

Section 1.01           Purpose.  The purpose of the Plan is to provide employees of the Company and certain related corporations with an opportunity to share in the ownership of the Company by providing them with a convenient means for regular and systematic purchases of Common Stock and, thus, to develop a stronger incentive to work for the continued success of the Company.

Section 1.02           Rules of Interpretation.  It is intended that the Plan be an “employee stock purchase plan” as defined in Section 423(b) of the Code and Treasury Regulations promulgated thereunder.  Accordingly, the Plan shall be interpreted and administered in a manner consistent therewith if so approved.  Subject to Article XIII, all Participants in the Plan will have the same rights and privileges consistent with the provisions of the Plan.

Section 1.03           Definitions.  For purposes of the Plan, the following terms will have the meanings set forth below:

“Acceleration Date” means the later of the date of stockholder approval or approval by the Company’s Board of Directors of (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which stockholders of the Company immediately prior to the merger have substantially the same proportionate ownership of stock in the surviving corporation immediately after the merger; (ii) any sale, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or (iii) any plan of liquidation or dissolution of the Company.

“Affiliate” means any subsidiary corporation of the Company, as defined in Section 424(f) of the Code, whether now or hereafter acquired or established.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the committee described in Section 10.01 of the Plan.

“Common Stock” means the Company’s Common Stock, $.001 par value per share, as such stock may be adjusted for changes in the stock or the Company as contemplated by Article XI of the Plan.

“Company” means RightNow Technologies, Inc. and its successors by merger or consolidation as contemplated by Section 11.02 of the Plan.

“Current Compensation” means all regular wage, salary and commission payments paid by the Company to a Participant in accordance with the terms of his or her employment, but excluding annual bonus payments and all other forms of special compensation.

“Effective Date” means the date on which the Company’s registration statement relating to its initial public offering of Common Stock is declared effective by the Securities and Exchange Commission.

“Fair Market Value” as of a given date means the fair market value of the Common Stock determined by such methods or procedures as shall be established from time to time by the Committee, but shall not be less than (i) the closing price of the Common Stock as reported for composite transactions if the Common Stock is then traded on a national securities exchange or (ii) the last sale price if the Common Stock is then quoted on the NASDAQ National Market System; provided, however, that the Fair Market Value on the Effective Date shall be the initial public offering price set forth on the cover of the final prospectus used in connection with the Company’s initial public offering of Common Stock.  If on a given date the Common Stock is not traded on an established securities market, the Committee shall make a good faith attempt to satisfy the requirements of this Section 1.03 and in connection therewith shall take such action as it deems necessary or advisable.

“Participant” means a Regular Employee who is eligible to participate in the Plan under Section 2.01 or any other eligible employee designated by the Committee pursuant to Section 2.01 and who has elected to participate in the Plan or who has been automatically enrolled in the Plan pursuant to Section 2.02.

“Participating Affiliate” means an Affiliate that has been designated by the Committee in advance of the Purchase Period in question as a corporation whose eligible Regular Employees may participate in the Plan.

“Plan” means the RightNow Technologies, Inc. 2004 Employee Stock Purchase Plan, as it may be amended, the provisions of which are set forth herein.

“Purchase Period” means any of the approximate six-month periods beginning on the first business day in January and July, as appropriate, and ending on the last business day in June and December, respectively; provided, however, that the initial Purchase Period will commence on the Effective Date and will terminate on the last business day in December 2004, and that the then current Purchase Period will end upon the occurrence of an Acceleration Date.

“Regular Employee” means an employee of the Company or a Participating Affiliate as of the first day of a Purchase Period, including an officer or director who is also an employee, but excluding an employee whose customary employment is less than 20 hours per week or less than five months per calendar year.

“Stock Purchase Account” means the account maintained on the books and records of the Company recording the amount received from each Participant through payroll deductions made under the Plan.

ARTICLE II

ELIGIBILITY AND PARTICIPATION

Section 2.01           Eligible Employees.  All Regular Employees shall be eligible to participate in the Plan beginning on the first day of the first Purchase Period to commence after such person becomes a Regular Employee.  Subject to the provisions of Article VI of the Plan, each such employee will continue to be eligible to participate in the Plan so long as he or she remains a Regular Employee.

Section 2.02           Election to Participate.  All eligible Regular Employees as of the first business day of the initial Purchase Period shall be automatically enrolled as Participants in the Plan for the initial Purchase Period.  Thereafter, an eligible Regular Employee may elect to participate in the Plan for a given Purchase Period by filing with the Company, in advance of that Purchase Period and in accordance with such terms and conditions as the Committee in its sole discretion may impose, a form provided by the Company for such purpose (which authorizes regular payroll deductions from Current Compensation beginning with the first payday in that Purchase Period and continuing until the employee withdraws from the Plan or ceases to be eligible to participate in the Plan).

Section 2.03           Limits on Stock Purchase.  No employee shall be granted any right to purchase Common Stock hereunder if such employee, immediately after such a right to purchase is granted, would own, directly or indirectly, within the meaning of Section 423(b)(3) and Section 424(d) of the Code, Common Stock possessing 5% or more of the total combined voting power or value of all the classes of the capital stock of the Company or of all Affiliates.

Section 2.04           Voluntary Participation.  Participation in the Plan on the part of a Participant is voluntary and such participation is not a condition of employment nor does participation in the Plan entitle a Participant to be retained as an employee.

ARTICLE III

PAYROLL DEDUCTIONS AND STOCK PURCHASE ACCOUNT

Section 3.01           Deduction from Pay.  Except for the initial Purchase Period, the form described in Section 2.02 of the Plan will permit a Participant to elect payroll deductions of any multiple of 1% established by the Committee for a particular Purchase Period, but not less than 1% or more than 15% of such Participant’s Current Compensation for each pay period during such Purchase Period, subject to such other limitations as the Committee in its sole discretion may impose.  A Participant may cease making payroll deductions at any time, subject to such limitations as the Committee in its sole discretion may impose.  In the event that during a Purchase Period the entire credit balance in a Participant’s Stock Purchase Account exceeds the product of (a) 85% (or such other percentage above 85% established by the Committee prior to the first business day of that Purchase Period) of the Fair Market Value of the Common Stock on the first business day of that Purchase Period and (b) 5,000, then payroll deductions for such Participant automatically shall cease, and payroll deductions shall resume on the first pay period of the next Purchase Period.

Section 3.02           Credit to Account.  Payroll deductions will be credited to the Participant’s Stock Purchase Account on each payday.

Section 3.03           Interest.  No interest will be paid on payroll deductions or on any other amount credited to, or on deposit in, a Participant’s Stock Purchase Account.

Section 3.04           Nature of Account.  The Stock Purchase Account is established solely for accounting purposes, and all amounts credited to the Stock Purchase Account will remain part of the general assets of the Company or the Participating Affiliate (as the case may be).

Section 3.05           No Additional Contributions.  Except during the initial Purchase Period, a Participant may not make any payment into the Stock Purchase Account other than the payroll deductions made pursuant to the Plan.  During the initial Purchase Period, a Participant may contribute up to ten percent (10%) of the Participant’s Current Compensation during the initial Purchase Period to the Participant’s Stock Purchase Account by delivery of a personal check or money order to the Company.  Contributions to a Participant’s Stock Purchase Account during the initial Purchase Period must be made on or prior to December 1, 2004.  Any Participant’s contribution shall be credited to the Participant’s Stock Purchase Account and such funds shall be held by the Company on the terms and conditions of this Article III.

ARTICLE IV

RIGHT TO PURCHASE SHARES

Section 4.01           Number of Shares.  Each Participant will have the right to purchase on the last business day of the Purchase Period all, but not less than all, of the number of whole shares of Common Stock that can be purchased at the price specified in Section 4.02 of the Plan with the entire credit balance in the Participant’s Stock Purchase Account, subject to the limitations that (a) no more than 5,000 shares of Common Stock may be purchased under the Plan by any one Participant for a given Purchase Period, and (b) in accordance with Section 423(b)(8) of the Code, no more than $25,000 in Fair Market Value (determined at the beginning of each Purchase Period) of Common Stock and other stock may be purchased under the Plan and all other employee stock purchase plans (if any) of the Company and the Affiliates by any one Participant for any calendar year.  If the purchases for all Participants for any Purchase Period would otherwise cause the aggregate number of shares of Common Stock to be sold under the Plan to exceed the number specified in Section 10.04 of the Plan, each Participant shall be allocated a pro rata portion of the Common Stock to be sold for such Purchase Period.

Section 4.02           Purchase Price.  The purchase price (“Purchase Price”) for the initial Purchase Period shall be the lesser of (a) the Fair Market Value of the Common Stock on the Effective Date or (b) 85% of the Fair Market Value of the Common Stock on the last business day of the initial Purchase Period, rounded up to the next higher full cent.  The Purchase Price for any subsequent Purchase Period shall be that price as established by the Committee prior to the first business day of that Purchase Period, which price may, in the discretion of the Committee, be a price which is not fixed or determinable as of the first business day of that Purchase Period; provided, however, that in no event shall the purchase price for any Purchase Period after the initial Purchase Period be less than the lesser of (x) 85% of the Fair Market Value of the Common Stock on the first business day of that Purchase Period or (y) 85% of the Fair Market Value of the Common Stock on the last business day of that Purchase Period, in each case rounded up to the next higher full cent.

ARTICLE V

EXERCISE OF RIGHT

Section 5.01           Purchase of Stock.  On the last business day of a Purchase Period, the entire credit balance in each Participant’s Stock Purchase Account will be used to purchase the number of whole shares (for this purpose any fractional share as calculated under this Section 5.01 will be rounded down to the next lower whole share) of Common Stock purchasable with such amount (subject to the limitations of Section 4.01 of the Plan), unless the Participant has filed with the Company, in advance of that date and subject to such terms and conditions as the Committee in its sole discretion may impose, a form provided by the Company which requests the distribution of the entire credit balance in cash.

Section 5.02           Cash Distributions.  Any amount remaining in a Participant’s Stock Purchase Account after the last business day of a Purchase Period will be paid to the Participant in cash within thirty (30) days after the end of that Purchase Period; provided, however, that if the amount remaining in the Participant’s Stock Purchase Account at the end of a Purchase Period results from the fact that such amount was not sufficient to purchase a whole share of Common Stock, such amount will be transferred to the Participant’s Stock Purchase Account for the immediately succeeding Purchase Period.

Section 5.03           Notice of Acceleration Date.  The Company shall use its best efforts to notify each Participant in writing at least 10 days prior to any Acceleration Date that the then current Purchase Period will end on such Acceleration Date.

Section 5.04           Taxes.   Participants are responsible for the payment of all income taxes, employment, social insurance, welfare and other taxes under applicable law relating to any amounts deemed under the laws of the country of their residency or of the organization of the Participating Affiliate which employs them to constitute income arising out of the Plan, the purchase and sale of shares of Common Stock pursuant to this Plan and the distribution of Common Stock or cash to the Participant in accordance with this Plan.  Each Participant hereby authorizes the relevant Participating Affiliate to make appropriate withholding deductions from each Participant’s compensation, which shall be in addition to any payroll deductions made pursuant to Section 3.01 above, and to pay such amounts to the appropriate tax authorities in the relevant country or countries in order to satisfy any of the above tax liabilities of the Participant under applicable law.

ARTICLE VI

WITHDRAWAL FROM PLAN; SALE OF STOCK

Section 6.01           Voluntary Withdrawal.  A Participant may, in accordance with such terms and conditions as the Committee in its sole discretion may impose, withdraw from the Plan and cease making payroll deductions by filing with the Company a form provided for this purpose.  In such event, the entire credit balance in the Participant’s Stock Purchase Account will be paid to the Participant in cash within 30 days.  A Participant who withdraws from the Plan will not be eligible to reenter the Plan until the beginning of the next Purchase Period following the date of such withdrawal.

Section 6.02           Death.  Subject to such terms and conditions as the Committee in its sole discretion may impose, upon the death of a Participant, no further amounts shall be credited to the Participant’s Stock Purchase Account.  Thereafter, on the last business day of the Purchase Period during which such Participant’s death occurred and in accordance with Section 5.01 of the Plan, the entire credit balance in such Participant’s Stock Purchase Account will be used to purchase Common Stock, unless such Participant’s estate has filed with the Company, in advance of that day and subject to such terms and conditions as the Committee in its sole discretion may impose, a form provided by the Company which elects to have the entire credit balance in such Participant’s Stock Account distributed in cash within 30 days after the end of that Purchase Period or at such earlier time as the Committee in its sole discretion may decide.  Each Participant, however, may designate one or more beneficiaries who, upon the Participant’s death, are to receive the Common Stock or the amount that otherwise would have been distributed or paid to the Participant’s estate and may change or revoke any such designation from time to time.  No such designation, change or revocation will be effective unless made by the Participant in writing and filed with the Company during the Participant’s lifetime.  Unless the Participant has otherwise specified the beneficiary designation, the beneficiary or beneficiaries so designated will become fixed as of the date of the death of the Participant so that, if a beneficiary survives the Participant but dies before the receipt of the payment due such beneficiary, the payment will be made to such beneficiary’s estate.

Section 6.03           Termination of Employment.  Subject to such terms and conditions as the Committee in its sole discretion may impose, upon the termination of a Participant’s employment with the Company or a Participating Affiliate for any reason other than death, no further amounts shall be credited to the Participant’s Stock Purchase Account. Thereafter, on the last business day of the Purchase Period during which such Participant’s termination occurred and in accordance with Section 5.01 of the Plan, the entire credit balance in such Participant’s Stock Purchase Account will be used to purchase Common Stock, unless such Participant has filed with the Company, in advance of that day and subject to such terms and conditions as the Committee in its sole discretion may impose, a form provided by the Company which elects to receive the entire credit balance in such Participant’s Stock Purchase Account in cash within 30 days after the end of that Purchase Period, provided that such Participant shall have no right to purchase Common Stock in the event that the last day of such a Purchase Period occurs more than three months following the termination of such Participant’s employment with the Company.  For purposes of this Section 6.03, a transfer of employment to any Affiliate, or a leave of absence that has been approved by the Committee, will not be deemed a termination of employment as a Regular Employee.

Section 6.04           No Employment Rights.  Nothing in this Plan shall confer on any Participant any express or implied right to continued employment by the Company or any of its Affiliates, whether for the duration of the Plan or otherwise.  Nothing in this Plan shall confer on any person any legal or equitable right against the Company or any of its Affiliates, directly or indirectly, or give rise to any cause of action at law or in equity against the Company or any of its Affiliates.  Neither the Common Stock purchased hereunder nor any other benefits conferred hereby, including the right to purchase Common Stock at a discount, shall form any part of the wages or salary of any eligible employees or Participants for purposes of severance pay or termination indemnities, irrespective of the reason for termination of employment.  Under no circumstances shall any person ceasing to be an employee of the Company or any of its Affiliates be entitled to any compensation for any loss of any right or benefit under this Plan which such employee might otherwise have enjoyed but for termination of employment, whether such compensation is claimed by way of damages for wrongful or unfair dismissal, breach of contract or otherwise.

ARTICLE VII

NONTRANSFERABILITY

Section 7.01           Nontransferable Right to Purchase.  The right to purchase Common Stock hereunder may not be assigned, transferred, pledged or hypothecated (whether by operation of law or otherwise), except as provided in Section 6.02 of the Plan, and will not be subject to execution, attachment or similar process.  Any attempted assignment, transfer, pledge, hypothecation or other disposition or levy of attachment or similar process upon the right to purchase will be null and void and without effect.

Section 7.02           Nontransferable Account.  Except as provided in Section 6.02 of the Plan, the amounts credited to a Stock Purchase Account may not be assigned, transferred, pledged or hypothecated in any way, and any attempted assignment, transfer, pledge, hypothecation or other disposition of such amounts will be null and void and without effect.

ARTICLE VIII

STOCK CERTIFICATES

Section 8.01           Issuance of Purchased Shares.  Promptly after the last day of each Purchase Period and subject to such terms and conditions as the Committee in its sole discretion may impose, the Company will cause the Common Stock then purchased pursuant to Section 5.01 of the Plan to be issued for the benefit of the Participant and held in the Plan pursuant to Section 8.03 of the Plan.

Section 8.02           Completion of Issuance.  A Participant shall have no interest in the Common Stock purchased pursuant to Section 5.01 of the Plan until such Common Stock is issued for the benefit of the Participant pursuant to Section 8.03 of the Plan.

Section 8.03           Form of Ownership.  The Common Stock issued under Section 8.01 of the Plan will be held in the Plan (including being held for each Participant’s benefit by a broker designated by the Company) in the name of the Participant or jointly in the name of the Participant and another person, as the Participant may direct on a form provided by the Company, until such time as certificates for such shares of Common Stock are delivered to or for the benefit of the Participant pursuant to Section 8.04 of the Plan.

Section 8.04           Delivery.  Subject to such terms and conditions as the Committee in its sole discretion may impose, by filing with the Company a form provided by the Company for such purpose, the Participant may elect to have the Company cause to be delivered to or for the benefit of the Participant a certificate for the number of whole shares representing the Common Stock purchased pursuant to Section 5.01 of the Plan.  The election notice will be processed as soon as practicable after receipt.  A certificate for whole shares normally will be mailed to the Participant within five business days after receipt of the election notice.

Section 8.05           Securities Laws.  The Company shall not be required to issue or deliver any shares representing Common Stock prior to registration under the Securities Act of 1933, as amended, or registration or qualification under any state or foreign law if such registration is required.  The Company will use its best efforts to accomplish such registration (if and to the extent required) not later than a reasonable time following the beginning of the initial Purchase Period, and delivery of shares may be deferred until such registration is accomplished.

ARTICLE IX

APPROVAL DATE, AMENDMENT AND TERMINATION OF PLAN

Section 9.01           Approval Date.  The Plan was approved by the Board of Directors on July 15, 2004, and shall be approved by the stockholders of the Company prior to the Effective Date.

Section 9.02           Plan Commencement.  The initial Purchase Period under the Plan will commence on the Effective Date.  Thereafter, each succeeding Purchase Period will commence and terminate as described under “Purchase Period” in Section 1.03 of the Plan.

Section 9.03           Powers of Board.   The Board of Directors may amend or discontinue the Plan at any time.  No amendment or discontinuation of the Plan, however, shall be made without stockholder approval that (i) absent such stockholder approval would cause Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Act”), to become unavailable with respect to the Plan, (ii) requires stockholder approval under any rules or regulations of the NASDAQ National Market System or any securities exchange that are applicable to the Company, or (iii) permit the issuance of the Common Stock before payment therefor in full.

Section 9.04           Automatic Termination.  The Plan shall terminate automatically when all of the shares of Common Stock provided for in Section 10.04 of the Plan have been sold, provided that such termination shall in no way affect the terms of the Plan pertaining to any Common Stock then held under the Plan.

ARTICLE X

ADMINISTRATION

Section 10.01         The Committee.  The Plan shall be administered either by the Board of Directors of the Company (the “Board”), by the Compensation Committee or by any other committee of the Board established by the Board to administer the Plan (the Board or such committee is referred to herein as the “Committee”).

Section 10.02         Powers of Committee.  Subject to the provisions of the Plan, the Committee shall have full authority to administer the Plan, including authority to interpret and construe any provision of the Plan, to establish deadlines by which the various administrative forms must be received in order to be effective, and to adopt such other rules and regulations for administering the Plan as it may deem appropriate.  The Committee shall have full and complete authority to determine whether all or any part of the Common Stock acquired pursuant to the Plan shall be subject to restrictions on the transferability thereof or any other restrictions affecting in any manner a Participant’s rights with respect thereto but any such restrictions shall be contained in the form by which a Participant elects to participate in the Plan pursuant to Section 2.02 of the Plan.  The Committee also shall have full and complete authority to set the Purchase Price within the range set forth in this Plan and to set the commencement of the Purchase

Periods after the initial Purchase Period.  Decisions of the Committee will be final and binding on all parties who have an interest in the Plan.

Section 10.03         Power and Authority of the Board of Directors.  Notwithstanding anything to the contrary contained herein, the Board of Directors may, at any time and from time to time, without any further action of the Committee, exercise the powers and duties of the Committee under the Plan.

Section 10.04         Stock to be Sold.  The Common Stock to be issued and sold under the Plan may be authorized but unissued shares or shares acquired in the open market or otherwise.  Except as provided in Section 11.01 of the Plan, the aggregate number of shares of Common Stock to be sold under the Plan will not exceed 750,000 shares, plus an automatic annual increase on the first day of each year beginning in 2005 and ending in 2014 equal to the lesser of (i) 500,000 shares of Common Stock or (ii) two percent of the number of shares of Common Stock outstanding on the last day of the immediately preceding year or (iii) such lesser number as determined by the Board.

Section 10.05         Data Privacy.  Participation in the Plan shall be subject to the effective consent of the Participant under applicable law to the collection, use, compilation and disclosure by the Company and/or its Affiliates of personal data and/or sensitive personal data about the Participant as the Company and/or its Affiliates may require to implement, administer and manage the Plan.

Section 10.06         Notices.  Notices to the Committee should be addressed as follows:

RightNow Technologies, Inc.

40 Enterprise Boulevard

Bozeman, MT  59718

Attention:  Secretary

ARTICLE XI

ADJUSTMENT FOR CHANGES IN STOCK OR COMPANY

Section 11.01         Stock Dividend or Reclassification.  If the outstanding shares of Common Stock are increased, decreased, changed into or exchanged for a different number or kind of securities of the Company, or shares of a different par value or without par value, through reorganization, recapitalization, reclassification, stock dividend, stock split, amendment to the Company’s certificate of incorporation, reverse stock split or otherwise, an appropriate adjustment shall be made in the maximum numbers and kind of securities to be purchased under the Plan with a corresponding adjustment in the purchase price to be paid therefor.

Section 11.02         Merger or Consolidation.  If the Company is merged into or consolidated with one or more corporations during the term of the Plan, appropriate adjustments will be made to give effect thereto on an equitable basis in terms of issuance of shares of the corporation surviving the merger or of the consolidated corporation, as the case may be.

ARTICLE XII

APPLICABLE LAW

Rights to purchase Common Stock granted under the Plan shall be construed and shall take effect in accordance with the laws of the State of Delaware.

ARTICLE XIII

INTERNATIONAL PARTICIPANTS

The Committee shall have the power and authority to allow Participants of those Participating Affiliates, so designated by the Committee, who work or reside outside of the United States on behalf of the Company an opportunity to acquire Common Stock pursuant to the Plan in accordance with such special terms and conditions as the Committee may designate with respect to each such Participating Affiliate.  Without limiting the authority of the Committee, the special terms and conditions which may be established with respect to each such Participating Affiliate, and which need not be the same for all Participating Affiliates, include but are not limited to the right to participate, procedures for elections to participate, the payment of any interest with respect to amounts received from or credited to accounts held for the benefit of Participants, the purchase price of any shares to be acquired, the length of any purchase period, the maximum amount of contributions, credits or Common Stock which may be acquired by any Participant, and a Participant’s rights in the event of his or her death, disability, withdrawal from the Plan, termination of employment on behalf of the Company and all matters related thereto.  Any such special terms and conditions shall be set forth in one or more Appendices to the Plan, which shall be deemed incorporated into and form part of the Plan.  Notwithstanding the foregoing,  this Article XIII is not subject to Section 423 of the Code or any other provision of the Plan that refers to or is based upon such Section, and for tax purposes, this Article XIII shall be treated as separate and apart from the balance of the Plan.